Exhibit 5

Lockheed Martin Corporation

6801 Rockledge Drive, Bethesda, MD 20817

Stephen M. Piper

Vice President and Associate General Counsel

April 24, 2014

RE:	Lockheed Martin Corporation 2011 Incentive Performance Award Plan, as Amended and Restated (the “Plan”)

Ladies and Gentlemen:

I submit this opinion in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) on the date hereof. The Registration Statement registers up to 4,000,000 additional shares of common stock, par value $1.00 per share (“Common Stock”), of Lockheed Martin Corporation (the “Corporation”) for use in connection with the Plan.

As Vice President and Associate General Counsel of the Corporation, I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I deemed necessary or appropriate for the purpose of this opinion.

Based on that examination and review, I advise you that in my opinion, to the extent that the operation of the Plan results in the issuance of Common Stock, such shares of Common Stock have been duly and validly authorized and, when issued in accordance with the terms set forth in the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 nor the rules of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ STEPHEN M. PIPER
Stephen M. Piper Vice President and Associate General Counsel